EXHIBIT 8(j)(1)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT (WELLS FARGO)

AMENDMENT NO. 1

TO

PARTICIPATION AGREEMENT

Amendment No. 1 dated as of July 16, 2010 to the Participation Agreement (the “Agreement”), effective April 8, 2005, between WELLS FARGO VARIABLE TRUST (the “Trust”); WELLS FARGO FUNDS DISTRIBUTOR, LLC (the “Distributor”); and TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY (the “Company”).

Schedule 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

Schedule 4

Trust Share Series and Classes

Available Under

Each Class of Contracts

As of the effective date of this Amendment No. 1 to the Participation Agreement, the following Trust Classes and Series are available under the Contracts:

Contract Marketing Name	Fund/Series – Share Classes

Advisor’s Edge® NY Variable Annuity	WFA VT Small Cap Value Fund (Class 2)

Advisor’s Edge® Variable Annuity	WFA VT Small Cap Value Fund (Class 2)

Distinct AssetsSM Variable Annuity	WFA VT Discovery Fund (Class 2)

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective Date: July 16, 2010

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY		WELLS FARGO VARIABLE TRUST

By:	/s/ Arthur D. Woods	By:	/s/ Andrew Owen
Name:	Arthur D. Woods	Name:	Andrew Owen
Title:	Vice President	Title:	Assistant Secretary

WELLS FARGO FUNDS DISTRIBUTOR, LLC

By:	/s/ Randy C. Henze
Name:	Randy C. Henze
Title:	Executive Vice President